Exhibit 5.1

April 11, 2012

TearLab Corporation
7360 Carroll Rd., Suite 200
San Diego, CA 92121

Re:              Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to TearLab Corporation, a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of 3,450,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-157269) filed on February 12, 2009, as amended on June 23, 2009 and July 16, 2009, and declared effective by the Securities and Exchange Commission (the “Commission”) on July 20, 2009 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Purchase Agreement (the “Purchase Agreement”), dated as of April 11, 2012, by and between the Company and Craig-Hallum Capital Group LLC, as Underwriter.

We have examined copies of the Purchase Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933.  We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that:

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The Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

TearLab Corporation
April 11, 2012

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about April 11, 2012, for incorporation by reference into the Registration Statement.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.